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                                                    Exhibit 11(b)

                Venable, Baetjer and Howard, LLP
                   2 Hopkins Plaza, Suite 1800
                 Baltimore, Maryland  21201-2978
                      Tel:  (410) 244-7400
                      Fax:  (410) 244-7742




                                  July 24, 1998



Seward & Kissel
One Battery Park Plaza
New York, NY 10004

               Re: Alliance Balanced Shares, Inc.

Ladies and Gentlemen:

         We have acted as special Maryland counsel to Alliance Balanced Shares, Inc., a Maryland corporation ("Balanced Fund"), in connection with (i) the proposed acquisition of all of the assets and known liabilities of Alliance Strategic Balance Fund ("Strategic"), a series of The Alliance Portfolios, a Massachusetts business trust, by Balanced Fund, in exchange for shares of Class A Common Stock, Class B Common Stock, Class C Common Stock and Advisor Class Common Stock, each of Balanced Fund, par value $.01 per share; and (ii) the proposed acquisition of all of the assets and known liabilities of Alliance Income Builder Fund, Inc., a Maryland corporation ("Income Builder"), by Balanced Fund, in exchange for shares of Class A Common Stock, Class B Common Stock, Class C Common Stock and Advisor Class Common Stock, each of Balanced Fund, par value $.01 per share.

         The aforementioned proposed acquisitions are referred to herein collectively as the "Reorganization." This opinion relates only to the Class A Common Stock, Class B Common Stock, Class C Common Stock and Advisor Class Common Stock, each of Balanced Fund, par value $.01 per share, to be issued in the Reorganization (collectively the "Shares").

         We have examined the Combined Proxy Statement and Prospectus contained in Balanced Fund's Registration Statement on Form N-14 with respect to the Reorganization (the "Registration Statement") substantially in the form in which it is to become effective, Balanced Fund's Charter and Bylaws, and the forms of



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Agreement and Plan of Reorganization between Balanced Fund and
The Alliance Portfolios, on behalf of its series Strategic, and between Balanced Fund and Income Builder (the "Agreements"). We have further examined and relied upon a certificate of the Maryland State Department of Assessments and Taxation to the effect that Balanced Fund is duly incorporated and existing under the laws of the State of Maryland and is in good standing and duly authorized to transact business in the State of Maryland.

         We have also examined and relied upon such corporate records of Balanced Fund, a certificate of the Assistant Secretary of Balanced Fund with respect to the relevant actions of its Board of Directors and certain factual and other matters, and such other documents as we have deemed necessary to render the opinion expressed herein.

         We have assumed, without independent verification, the genuineness of all signatures on documents submitted to us, the authenticity of all documents submitted to us as originals, and the conformity with originals of all documents submitted to us as copies. We have further assumed that upon their execution and delivery by the Alliance Portfolios, on behalf of its series Strategic, and Income Builder, each of the Agreements will constitute legal, valid and binding obligations, enforceable against The Alliance Portfolios and Income Builder in accordance with their terms. We have further assumed, that after the incorporation of Balanced Fund on June 8, 1932, the directors named in the Charter took all such actions necessary to duly organize Balanced Fund under the laws of the State of Maryland.

         Based upon the foregoing and subject to the qualifications set forth below, we are of the opinion that:

         1. Balanced Fund is a corporation validly existing and in good standing under the laws of the State of Maryland.

         2. Assuming that the issuance of the Shares is in accordance with the terms of the Agreements and that the number of Shares to be issued by Balanced Fund and distributed to the stockholders of Strategic and Income Builder does not exceed the number of authorized and unissued shares of Balanced Fund on the issuance date, the Shares, when issued pursuant to the Agreements and in the manner referred to in the Registration Statement, will constitute validly issued shares, fully paid and nonassessable, under the laws of the State of Maryland.

         This letter expresses our opinion with respect to the Maryland General Corporation Law governing matters such as the authorization and issuance of stock. It does not extend to the securities or "blue sky" laws of Maryland, to federal securities laws or to other laws.


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         You may rely upon our foregoing opinion in rendering
your opinion to Balanced Fund that is to be filed as an exhibit to the Registration Statement. We consent to the filing of this opinion as an exhibit to the Registration Statement. This opinion may not be relied upon by any other person or for any other purpose without our prior written consent.

                             Very truly yours,

                             /s/ Venable, Baetjer and Howard, LLP











































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